Exhibit 99.3

ADDITIONAL INFORMATION RELATING TO THE PROVINCE (1)

Page
Information Relating to Provincial Debt

Debt of the Province	2 - 14

Consolidated Funded and Unfunded Debt of the Public Sector	15

Other Information

Canadian Foreign Exchange Rate and International Reserves	16

Trade Balance	17

(1)                Any dollar amounts in Exhibit 99.3 are expressed in Canadian dollars ($) unless otherwise specified or the context otherwise requires.

DEBT OF THE PROVINCE

Direct and Guaranteed Debt

The direct debt of the Province includes debt for government purposes, as well as funds borrowed by the Province and loaned to its provincial government bodies. Direct borrowing by the Province for lending to provincial government bodies commenced in 1983.

With few exceptions, government bodies rely on the Province for fiscal agency loans to meet their borrowing requirements. The terms and conditions that apply to fiscal agency loans respecting payment of interest, principal and premium, generally match those in the Province’s original borrowings.

Direct debt includes both funded and unfunded debt. Funded debt is defined as all debt having a maturity of one year or more from date of issuance; unfunded debt has a maturity within one year from date of issuance.

The final component of provincial debt relates to financial instruments that have been unconditionally guaranteed by the Province. Most of this debt was incurred by provincial government bodies prior to the introduction of fiscal agency loans in 1983. It also includes financial instruments issued by selected municipalities, improvement districts and local government entities, as well as all loan guarantees extended by the Province, including those extended to private entities and individuals.

The Warehouse Borrowing Program takes advantage of low interest rates to borrow money in advance of actual requirements.  The debt will eventually be allocated to either the provincial government or provincial government bodies.

Non-guaranteed debt includes debt of the BC Assessment Authority, BC Housing Management Commission, BC Immigrant Investment Fund, BC Liquor Distribution Branch, BC Pavilion Corporation, BC Transportation Financing Authority, Canadian Blood Services, Columbia Basin Trust, Columbia Basin Power (joint venture), Community Living British Columbia, Community Social Service Employees’ Association, Creston Valley Wildlife Management Authority, Oil and Gas Commission, Post-secondary institutions’ subsidiaries, Provincial Rental Housing Corporation,  and School Districts, Universities, Colleges and Health Authorities (SUCH sector).  At March 31, 2014, $4,268 million of this debt is classified as taxpayer supported and $702 million is classified as self-supporting.

Financial statements for 2013/14 show that the Province’s total net debt (excluding non-guaranteed debt of $4,970 million) increased by $4,700 million; debt for government purposes increased by $1,932 million and debt for government corporation and warehouse program purposes increased by $2,768 million.

DIRECT FUNDED DEBT(1)

As at March 31, 2014

	2012	2013	2014

Government Purposes (2)
Payable in:
Canadian Dollars	$20,900	$20,830	$24,543	(3)
United States Dollars	5,026	7,807	6,405	(4)
	25,926	$28,637	$30,948
Government Corporation Purposes
Canadian Dollars	19,531	22,495	24,894
United States Dollars	2,373	2,277	1,485	(5)
	21,904	24,772	26,379
Warehouse Borrowing Program Purposes
Canadian Dollars	—	—	—
United States Dollars	—	—	—
	—	—	—

Add/(Less) - Unrealized Foreign Exchange Gains/(Losses)	65	58	34
	47,895	53,466	57,361
Less - Unamortized Discount	(92)	(316)	(136)
	47,986	53,783	57,497
Less - Sinking Funds (2)	1,491	1,778	835
	46,495	52,005	56,661
Less - Amounts Held in Consolidated Revenue Fund	—	—	—

Net Direct Funded Debt	46,495	52,005	56,661

Less - Warehouse Borrowing Program Investments Available to Paydown Warehouse Borrowing Program Debt	—	—	—

Direct Funded Debt (net of warehouse assets)	$46,495	$52,005	$56,661

(1)             Unhedged foreign currency liabilities are recorded in the currency in which the debt obligations are payable, translated into Canadian dollar equivalents at the exchange rate prevailing at the end of the respective fiscal years.

(2)             In compliance with generally accepted accounting principles (GAAP), defeased debt is added to debt for government purposes and the related defeased trust funds are added to sinking fund investments.

(3)             Canadian dollar obligations include 700 million Swiss Francs was fully hedged to CAD$753 million; 527 million Hong Kong Dollars was fully hedged to CAD$84 million; and, 40 million Euro was fully hedged to CAD$56 million.

(4)             U.S. dollar obligations include US$6,500 million was fully hedged to CAD$6,404 million.

(5)             U.S. dollar obligations include US$1,284 million (CAD$1,485 million), of which US$1,057 million was fully hedged to CAD$1,234 million and US$227 million was unhedged (CAD$251 million).

CONSOLIDATION OF DIRECT AND GUARANTEED FUNDED AND UNFUNDED DEBT

As at March 31, 2014

	Outstanding	Sinking Fund	Outstanding
	(Gross)	Investments	(Net)
	(in millions)

Direct Debt
Government Purposes (1)	$30,948	$586	$30,362
Government Corporation Purposes (2)	26,379	249	26,130
Warehouse Program Purposes	0	0	0
	57,327	835	56,492
Less - Unrealized Foreign Exchange Losses	(34)	0	(34)
Less - Unamortized Discounts	(136)	0	(136)
Less - Amounts held in the Consolidated Revenue Fund	0	0	0
Total Direct Debt	57,497	835	56,661

Guaranteed Debt
Government Corporations	10	—	10
Municipalities, Improvement Districts and Other local government	—	—	—
Other	14	—	14
Total Guaranteed Debt	24	0	24

Less - Unamortized Discounts	—	—	—
- Provision for Probable Payout	—	—	0
	24	0	24

Non-Guaranteed Debt	4,032	—	4,032
Less - Unamortized Discounts	25		25
Total Non-Guaranteed Debt	4,008	—	4,008

Total Direct, Guaranteed Funded and Unfunded, and Non-Guaranteed Debt of the Province, Net of Provincial Holdings of such Debt in the General Fund and Special Funds	61,528	835	60,693

Less - Warehouse Borrowing Program Investments Available to Paydown Warehouse Borrowing Program Debt	—	—	—

Total Direct, Guaranteed Funded and Unfunded Debt, and Non-Guaranteed Debt of the Province (Net of Warehouse investments)	$61,528	$835	$60,693

(1)             In compliance with generally accepted accounting principles (GAAP), defeased debt is added to government purposes debt and the related defeased trust funds are added to sinking fund investments.

(2)             Represents direct borrowing by the Province for relending to government corporations on identical terms

Note: Debt payable in foreign currencies is recorded at the relevant March 31, 2014 exchange rates after giving effect to any currency exchange agreements.

Direct unfunded gross debt of the Province (Promissory Notes) on March 31, 2014 totalled $7,324 million .  This short term debt was comprised of $4,945 million in fiscal agency loans to government corporations and $2,379 million in loans for government. Further, all direct unfunded debt consisted of issues denominated in Cdn.

Financing

The financing requirements of the Province are met through short, medium and long term borrowing in public and private markets in Canada and abroad, including the federal Canada Pension Plan Investment Board (the “Plan”).  Under the Plan, the Province and other provincial government bodies may refinance maturing Canada Pension Plan Investment Board debt with new debt equal to or less than the matured nominal amount.

The majority of British Columbia’s borrowing requirements are met through public domestic borrowings and Canada Pension Plan Investment Board loans.  During the 2013/14 fiscal year, the Province did not borrow or refinance any debt from the Plan.

Sinking Fund Management

Sinking funds are no longer established or maintained on new or existing debt issued for government capital financing purposes.  However, sinking funds do continue to be established and maintained relating to new or existing debt of the Province incurred to make loans to provincial government bodies.  Consequently, provincial government bodies (with the exception of the British Columbia Hydro and Power Authority, BC Transportation Financing Authority and Transportation Investment Corporation) who have received or are to receive fiscal agency loans from the Province with a term of five years or more will continue to be expected to make sinking fund contributions for the purpose of repayment of some or all the corresponding Provincial debt issues.

At March 31, 2014, the Province has $0.8 billion in sinking fund investments related to direct and guaranteed funded debt, including those held in trust on behalf of government corporations.

MATURITY SCHEDULE OF DIRECT FUNDED DEBT

As at March 31, 2014

(Unaudited)

	Canadian Dollars			U.S. Dollars¹
		Projected			Projected
	Gross	Sinking		Gross	Sinking
Fiscal	Debt	Fund	Net Debt	Debt	Fund	Net Debt
Year	Maturities	Values	Maturities²	Maturities	Values	Maturities²
	(millions of dollars)			(millions of dollars)

2015	$3,142	$26	$3,117	$—	$—	$—
2016	$189	$25	$164	$1,357	$—	$1,357
2017	$312	$6	$306	$1,304	$—	$1,304
2018	$936	$—	$936	$1,121	$—	$1,121
2019	$3,354	$11	$3,343	$185	$—	$185
	$7,934	$68	$7,866	$3,968	$—	$3,968

2019 - 24	$13,879	$75	$13,804	$2,011	$—	$2,011
2024 - 29	$2,274	$72	$2,202	$551	$167	$385
2029 - 34	$5,665	$29	$5,637	$—	$—	$—
2034 - 39	$2,856	$135	$2,721	$326	$67	$259
2039 - 44	$7,066	$30	$7,036	$—	$—	$—
2044 - 49	$3,166	$—	$3,166	$—	$—	$—
2049 - 54	$20	$—	$20	$—	$—	$—
2054 - 59	$190	$—	$190	$—	$—	$—
2059 - 64	$231	$—	$231	$—	$—	$—
	$43,281	$407	$42,873	$6,856	$234	$6,623

1                   Debt payable in U.S. dollars is not translated into Canadian dollars.  Debt payable in other foreign currencies is recorded after giving effect to any currency exchange agreements.

2                   Net debt maturities represent gross debt maturities minus projected sinking fund values at maturity, based on earnings of 5% on existing sinking fund balances as of March 31, 2014.  The calculations exclude sinking fund installments which are scheduled to be made in the future and unamortized discount.

MATURITY SCHEDULE OF GUARANTEED FUNDED DEBT

As at March 31, 2014

(Unaudited)

	Canadian Dollars			U.S. Dollars
		Projected			Projected
	Gross	Sinking		Gross	Sinking
Fiscal	Debt	Fund	Net Debt	Debt	Fund	Net Debt
Year	Maturities	Values	Maturities	Maturities	Values	Maturities
	(millions of dollars)			(millions of dollars)

2011	$—	$—	$—	$—	$—	$—
2012	—	—	—	—	—	—
2013	—	—	—	—	—	—
2014	—	—	—	—	—	—
2015	—	—	—	—	—	—
	—	—	—	—	—	—

2016 - 2020	—	—	—	—	—	—
2021 - 2025	10	—	10	—	—	—
2026 - 2030	—	—	—	—	—	—
2031 - 2035	—	—	—	—	—	—
Other¹	14	—	14	—	—	—

	$24	$—	$24	$—	$—	$—

¹ Includes Province miscellaneous Guarantees.

STATEMENT OF DIRECT FUNDED AND UNFUNDED DEBT

At March 31, 2014

		Year of	Interest	Outstanding
Series	Date of Maturity	Issue	Rate	March 31, 2014	References
			(percent)	($ Millions)
Long-Term and Medium-Term Debt
Issued by Province of British Columbia:
BCCD-Q	June 9, 2014	1994	7.50	400	(2)
BCCMTN-33	June 9, 2014	1994	9.625	25	(2)
BCCMTN-34	June 9, 2014	1994	9.625	50	(2)
BCCMTN-38	June 9, 2014	1994	9.60	90	(2)
BCCD-9	June 18, 2014	2004	5.30	500	(2)
BCCD-17	June 18, 2014	2008	4.25	1,100	(2)
BCCMTN-27	June 20, 2014	1994	8.50	50	(2)
BCEC-20	April 28, 2016	2011	2.875	100	(1) (5)
BCCD-3	December 18, 2015	2003	5.15	150	(2)
BCCMTN-25	October 3, 2016	1994	9.125	45	(2)
BCCD-16	December 1, 2017	2007	4.70	500	(2)
BCCD-2	June 1, 2018	2003	5.60	200	(2)
BCCD-21	December 18, 2018	2008	4.65	1,700	(2)
BCCD-33	March 1, 2019	2013	2.25	1,100	(2)
BCCMTN-26	June 17, 2019	1994	9.00	50	(2)
BCCD-8	June 17, 2019	2004	5.30	225	(2)
BCCD-23	December 18, 2019	2009	4.10	1,600	(2)
BCCD-FRN-2	January 10, 2020	2014	Floating	557	(2)
BCCD-FRN-1	May 13, 2020	2013	Floating	100	(2)
BCCD-C	September 5, 2020	1990	10.60	600	(2)
BCCMTN-46	September 5, 2020	1995	10.60	20	(2)
BCCD-24	December 18, 2020	2010	3.70	1,700	(2)
BCCD-31	December 18, 2020	2013	2.70	250	(2)
BCCD-G	May 15, 2021	1996	9.95	296	(2)
BCCD-12	June 15, 2021	2007	4.80	330	(2)
BCCD-26	December 18, 2021	2012	3.25	1,750	(2)
BCCMTN-76	February 23, 2022	1999	6.00	25	(2)
BCCD-L	June 9, 2022	1992	9.50	450	(2)
BCCD-M	August 19, 2022	1992	8.75	300	(2)
BCCD-28	December 18, 2022	2012	2.70	1,400	(2)
BCCMTN-77	February 23, 2023	1999	6.00	25	(2)
BCCD-P	September 8, 2023	1993	8.00	400	(2)
BCCMTN-60	September 8, 2023	1995	8.00	35	(2)
BCCMTN-79	September 8, 2023	1999	6.40	50	(2)
BCEC-13	November 30, 2023	1993	7.875	350	(1) (5)
BCCD-32	December 18, 2023	2013	3.30	1,450	(2)
BCCMTN-78	February 23, 2024	1999	6.00	100	(1)
BCCD-T	August 23, 2024	1994	9.00	400	(2)
BCCMTN-40	August 23, 2024	1995	9.00	35	(2)
BCCMTN-52	August 23, 2024	1995	9.00	200	(2)
BCCMTN-56	August 23, 2024	1995	8.50	30	(2)
BCCMTN-62	August 23, 2024	1996	7.875	200	(2)
BCCMTN-82	August 23, 2024	1999	7.00	55	(2)
BCCMTN-63	June 9, 2026	1996	8.00	110	(2)
BCCMTN-64	December 4, 2026	1996	7.00	50	(2)
BCCMTN-74	December 4, 2026	1999	7.00	75	(2)
BCCMTN-65	June 9, 2027	1997	7.50	50	(2)
BCCD-W	November 19, 2027	1997	6.15	500	(2)
BCCMTN-70	August 17, 2028	1998	5.62	200	(2)
BCCD-X	June 18, 2029	1998	5.70	2,285	(2)
BCCMTN-83	June 18, 2029	1999	5.861	250	(2)
BCCD-14	June 18, 2029	2007	5.15	495	(2)
BCCD-Z	June 18, 2031	2000	6.35	1,400	(2)
BCCD-19	June 18, 2031	2008	5.00	1,035	(2)
BCCD-7	June 18, 2035	2004	5.40	500	(2)
BCCD-11	June 18, 2037	2006	4.70	1,500	(2)

		Year of	Interest	Outstanding
Series	Date of Maturity	Issue	Rate	March 31, 2014		References
			(percent)	($ Millions)
BCCMTN-69	January 9, 2039	1998	5.75		150	(2)
BCCMTN-73	January 9, 2039	1998	6.00		65	(2)
BCCMTN-84	August 23, 2039	1999	6.30		200	(2)
BCCD-22	June 18, 2040	2009	4.95		2,300	(2)
BCCD-25	June 18, 2042	2010	4.30		3,850	(2)
BCCD-1	June 18, 2043	2003	5.25		150	(2)
BCCD-29	June 18, 2044	2012	3.20		2,300	(2)
BCCD-10	August 23, 2044	2004	5.75		120	(2)
BCCD-18	June 18, 2045	2008	4.60		50	(2)
BCCD-15	June 18, 2048	2007	4.90		547	(2)
BCCD-20	June 18, 2049	2008	4.60		20	(2)
BCCD-27	June 18, 2055	2012	3.50		190	(2)
BCCD-30	June 18, 2062	2013	3.30		230.5	(2)

Canada Pension Plan Investment
Board issues		2005-2012	2.24-6.75		3,658	(2) (4)
Other					257	(6)
Short-term Promissory Notes					6,569
Total Issues in Canadian Dollars					$48,099.5

BCUSG-4	June 15, 2015	2010	2.85		1,500	(2) (5)
BCUSG-5	May 18, 2016	2011	2.10		1,500	(2) (5)
BCUSG-7	April 25, 2017	2012	1.20		1,250	(2) (5)
BCDUS-1	April 23, 2018	2008	4.25		200	(2)
BCUSG-6	September 22, 2021	2011	2.65		1,000	(2) (5)
BCUSG-8	October 23, 2022	2012	2.00		1,250	(2) (5)
BCUSD-2	January 15, 2026	1996	6.50		500	(2) (5)
BCUSD-3	September 1, 2036	1996	7.25		300	(2) (5)

Short-term Promissory Notes					284

Total Issues in U.S. Dollars *				US $	7,784
Exchange Premium (Including Hedge)					106
U.S. Issues at Canadian Dollar Equivalent				C $	7,890

BCSFR-5	December 27, 2017	2008	2.875		325	(1)
BCSFR-6	November 27, 2018	2009	2.875		275	(1)
BCSFR-7	April 18, 2030	2010	2.500		100	(1)
Total Issues in Swiss Francs **				CHF	700
Exchange Premium (Including Hedge)					53
Swiss Franc Issues at Canadian Dollar Equivalent **				C $	753

BCHKD-1	April 22, 2014	2009	2.81		527	(1)
Total Issues in Hong Kong Dollars **				HKD	527
Exchange Premium (Including Hedge)					(443)
Hong Kong Issues at Canadian Dollar Equivalent **				C $	84

BCEURO-1	November 8, 2038	2011	3.21		40	(1)
Total Issues in Euros **				EUR	40
Exchange Premium (Including Hedge)					16
Euro Issues at Canadian Dollar Equivalent **				C $	56

BCCNY-1	November 13, 2014	2013	2.25		2,500	(1)
Total Issues in Renminbi***				CNY	2,500
Exchange Premium (Unhedged)					(2,055)
Renminbi Issues at Canadian Dollar Equivalent ***				C $	445

Gross Direct Debt Issued by the Province (In Canadian Dollar Equivalents)				C$	57,327.5

*

Payable and expressed in U.S. dollars. Debt payable of US $7,557 million has been hedged to Cdn $7,639 million and US$227 million was unhedged (CAD$251 million). This balance was translated at the exchange rate prevailing at year-end.

**	Foreign currency debt other than U.S. has been fully hedged to Canadian dollars.

***	Renminbi bond proceeds invested in a Renminbi term deposit generating a positive carry.

REFERENCES TO STATEMENTS OF DEBT

(1)              Interest payable annually.

(2)              Interest payable semi-annually.

(3)              Interest payable quarterly.

(4)              Pursuant to provisions for investment of Canada Pension Plan Investment Board Funds, this issue is redeemable as a whole or in part on 30 days notice at the option of the Minister of Finance for British Columbia, subject to certain restrictions (CPPIB issues).

(5)              Callable by the issuer if taxation laws requiring additional payments are imposed or levied.

(6)              Direct capital leases and Federal loans to the BC Immigrant Investment Fund.

STATEMENT OF DIRECT FUNDED AND UNFUNDED DEBT

At March 31, 2014

	Amount
	Outstanding
	March 31, 2014
	($ Millions)

Gross Direct Debt issued by the Province[1] (in Canadian Dollar Equivalents)		57,326,959

Less - Fiscal Agency Borrowings on behalf of:
Warehouse Borrowing Program	—

British Columbia Housing Management Commission	130,549
British Columbia Hydro and Power Authority	15,603,686
British Columbia Institute of Technology	12,888
British Columbia Lottery Corporation	155,000
British Columbia Pavilion Corporation	—
British Columbia Transit	231,327
British Columbia Transmission Corporaton	—
British Columbia Transportation Financing Authority	6,805,247
College of the Rockies	2,800
Columbia Power Corporation	—
Douglas College	—
Okanagan College	5,000
Partnerships British Columbia	—
Rapid Transit Project 2000 Ltd.	—
School District 44	6,214
Selkirk College	—
Simon Fraser University	5,000
Thompson Rivers University	4,548
Transportation Investment Corporation	3,242,848
University of British Columbia	125,000
University of Northern British Columbia	7,500
University of Victoria	20,800

	26,379,413	26,379,413
Gross Direct Debt		30,947,546
Less — Unrealized Foreign Exchange losses	—
—Unamortized Discount	(64,580)
—Government Sinking Funds[1]	585,961
—Bonds held in the Consolidated Revenue Fund	—	521,381
Total Net Direct Debt		30,426,165
Gross Fiscal Agency Reloaned Debt		26,379,413
Less —Gross Fiscal Agency Debt		26,379,413
Gross Fiscal Agency Debt for Warehouse Borrowing Program Purposes		—
Add —Unamortized Discount/(Premium)	—	—
Total Net Fiscal Agency Debt for Warehouse Borrowing Program Purposes		—
Gross Fiscal Agency Debt		26,379,413
Add — Unrealized Foreign Exchange Gains	34,138
— Unamortized Premiums	(70,961)
Less — Government Sinking Funds	249,310	144,211
Total Net Fiscal Agency Debt		26,235,202
Total Net Direct and Fiscal Agency Debt, Warehouse Borrowing Program Debt		56,661,367
Less —Warehouse Borrowing Program Investments Available to Paydown Warehouse Borrowing Program Debt		—
Total Net Direct and Fiscal Agency Debt		56,661,367

1 In compliance with generally accepted accounting principles (GAAP), defeased debt is added to Direct debt and the related defeased trust funds are added to sinking fund investments.

NET GUARANTEED DEBT

At March 31, 2014

Issuer		Year of	Interest	Amount Outstanding [1]
& Series	Year of Maturity	Issue	Rate	March 31/2014
			(percent)	(millions of
				Cdn. dollars)

British Columbia Hydro and Power Authority	2024	2004	5.54	10

Plus — Other Guaranteed Debt[2]				14
				24
Less — Provisions for Probable Payout				7
Total Net Guaranteed Debt				17

1 Total net of sinking funds and unamortized discount.

2 Includes outstanding loan guarantees of student assistance loans, loans to agricultural producers and guarantees issued under economic development assistance programs.

NON-GUARANTEED DEBT

As At March 31, 2014

(millions of
Cdn. dollars)
Taxpayer-Supported Debt
BC Housing Management Commission	378
BC Immigrant Investment Fund	440
BC Pavilion Corporation	382
BC Transportation Financing Authority	1,041
Columbia Basin Trust	1
Homeowner Protection Office	0
Health facilities	1,306
Post-Secondary	476
Provincial Rental Housing	211
Schools	22
Other[1]	10
Total Taxpayer-Supported Non-Guaranteed Debt	4,268

Self-Supported Debt
Commercial Crown Corporations and Agencies
British Columbia Liquor Distribution	0
British Columbia Transmission Corporation	0
Columbia Basin Trust (joint ventures real estate investments)	34
Columbia River Power Projects²	470
Post-Secondary institutions’ subsidiaries	198
Total Self-Supported Non-Guaranteed Debt	702

Total Non-Guaranteed Debt	4,970

1 Includes debt of the British Columbia Assessment Authority, British Columbia Public School Employees Association, Community Living British Columbia, Community Social Services Employer’s Association, Creston Valley Wildlife Management Authority Trust, Oil & Gas Commission, and Royal BC Museum.

2 Joint ventures of Columbia Power Corporation and Columbia Basin Trust.

CONSOLIDATED FUNDED AND UNFUNDED DEBT OF THE PUBLIC SECTOR

As at March 31, 2014

The financial statements of the Province include funded and unfunded debt of public entities within British Columbia which is either guaranteed or reloaned by the Province, and include the funded debt of such entities which is not guaranteed by the Province.

	Outstanding[1,2]	Unamortized	Unrealized foreign	Sinking Fund	Oustanding
	Gross	Premium	exchange gains	Investments[2]	Net
	(in Millions of Cdn dollars)

Direct and Guaranteed Funded and Unfunded Debt of the Province	56,389	$(136)	$34	$835	$55,723
Plus: Non-Guaranteed Debt	4,995	25	—	—	4,970
Total Consolidated Funded Debt of the Public Sector of British Columbia	$61,384	$(111)	$34	$835	$60,693

1 Balance does not include the Provision for Probable Payout ($7 million).

2 In compliance with generally accepted accounting principles (GAAP), defeased debt is added to Direct debt and the related defeased trust funds are added to sinking fund investments.

CANADIAN FOREIGN EXCHANGE RATE AND

INTERNATIONAL RESERVES

Recent highest and lowest exchange rates for the Canadian dollar in terms of United States cents are as follows for the calendar year ended December 31:

	2009	2010	2011	2012	2013

Highest	0.9695	1.0005	1.0575	1.0289	1.0157

Lowest	0.7653	0.9218	0.9383	0.9576	0.9314

On March 31, 2014, the noon spot rate for the U.S. dollar was 0.9047

Source: Bank of Canada

The total of Canada’s official international reserves on December 31, 2009 to 2013 is as follows:

December 31
2009	2010	2011	2012	2013
(US$ Millions)

$54,357	57,151	65,819	68,546	71,937	(1)

Source: Bank of Canada

(1)                                 US$39,514 million, US$115 million in gold, US$4,717 million in the International Monetary Fund Reserve, US$8,675 million in Special Drawing Rights and US$18,916 million in other foreign currencies.

TRADE BALANCE

Exports and Imports (all figures in nominal dollars):

Based on the provincial economic accounts 2012 estimates (December 2013), BC’s exports of goods and services totaled $84.3 billion during the 2012 calendar year. International exports comprised $47.3 billion (56.1%) of BC’s total exports, and represented 8.7% of Canada’s total international exports; while inter-provincial exports accounted for $37.0 billion (43.9%) of BC’s total exports. BC’s imports of goods and services totaled $107.9 billion, consisting of $55.9 billion (55.1%) international imports and $48.4 billion (44.9%) inter-provincial imports.

The Province’s international imports accounted for 10.2% of Canada’s total international imports. In 2012, the Province registered a trade deficit of $23.6 billion, which consists of a $12.1 billion deficit in trade from abroad and a $11.4 billion deficit accruing from inter-provincial trade.  In 2011, the Province registered an overall trade deficit of $17.6 billion.  BC had a $5.6 billion deficit in international trade in 2011, as well as a $12.0 billion deficit in inter-provincial trade.

International exports of goods originating from the Province (computed by BC Stats using customs based data) were $33.4 billion in 2013, an increase of 6.2% compared to $31.5 billion in 2012. This increase was largely due to a 25.4% rise in the value of wood product exports and a 10.9% rise of metallic mineral product exports from the previous year.

The United States remained BC’s principal international export market in 2013, accounting for 46.4% of the international exports of goods.

Source: Statistics Canada and BC Stats